Exhibit 99.1

DTE Gas Company

Unaudited Consolidated Financial Statements as of and for the Three and Six Months Ended June 30, 2020

DEFINITIONS

AFUDC	Allowance for Funds Used During Construction

ASU	Accounting Standards Update issued by the FASB

Company	DTE Gas Company and any subsidiary companies

COVID-19	Coronavirus disease of 2019

Customer Choice	Michigan legislation giving customers the option of retail access to alternative suppliers for natural gas

DTE Energy	DTE Energy Company, directly or indirectly the parent of DTE Electric Company, DTE Gas Company, and numerous non-utility subsidiaries

DTE Gas	DTE Gas Company (an indirect wholly-owned subsidiary of DTE Energy) and subsidiary companies

EGLE	Michigan Department of Environment, Great Lakes, and Energy, formerly known as Michigan Department of Environmental Quality

EPA	U.S. Environmental Protection Agency

FASB	Financial Accounting Standards Board

FERC	Federal Energy Regulatory Commission

LLC	DTE Energy Corporate Services, LLC, a subsidiary of DTE Energy

MGP	Manufactured Gas Plant

MPSC	Michigan Public Service Commission

NEXUS	NEXUS Gas Transmission, LLC, a joint venture in which a subsidiary of DTE Energy owns a 50% partnership interest

Represented	Employees of DTE Gas covered by collective bargaining agreements

TCJA	Tax Cuts and Jobs Act of 2017

Topic 606	FASB issued ASU No. 2014-09, Revenue From Contracts with Customers, as amended

VIE	Variable Interest Entity

DTE Gas Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(In millions)
Operating Revenues	$249	$239	$782	$876

Operating Expenses
Cost of gas	41	41	215	277
Operation and maintenance	119	116	240	243
Depreciation and amortization	37	35	74	69
Taxes other than income	20	19	44	43
Asset (gains) losses and impairments, net	14	—	14	—
	231	211	587	632
Operating Income	18	28	195	244

Other (Income) and Deductions
Interest expense	19	19	39	38
Interest income	(1)	(2)	(2)	(3)
Other income	(3)	(2)	(4)	(5)
Other expenses	—	1	3	1
	15	16	36	31
Income Before Income Taxes	3	12	159	213

Income Tax Expense	1	4	37	54

Net Income	$2	$8	$122	$159

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(In millions)
Net Income	$2	$8	$122	$159
Other comprehensive income	—	—	—	—
Comprehensive Income	$2	$8	$122	$159

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Financial Position (Unaudited)

	June 30,	December 31,
	2020	2019
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$42	$1
Accounts receivable (less allowance for doubtful accounts of $32 and $32, respectively)
Customer	183	312
Affiliates	33	31
Other	2	1
Inventories
Gas	26	40
Materials and supplies	23	16
Gas customer choice deferred asset	37	47
Notes receivable
Affiliates	1	1
Other	4	6
Regulatory assets	2	—
Other	6	21
	359	476

Investments	36	37

Property
Property, plant, and equipment	6,135	5,978
Accumulated depreciation and amortization	(1,962)	(1,915)
	4,173	4,063
Other Assets
Regulatory assets	675	706
Net investment in lease	39	39
Prepaid pension costs — affiliates	177	165
Prepaid postretirement costs — affiliates	204	188
Other	13	14
	1,108	1,112
Total Assets	$5,676	$5,688

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Financial Position (Unaudited) - Continued

	June 30,	December 31,
	2020	2019
	(In millions, except shares)
LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
Accounts payable
Affiliates	$16	$21
Other	185	184
Short-term borrowings
Other	100	194
Current portion of long-term debt	50	50
Gas inventory equalization	29	—
Regulatory liabilities	12	25
Other	58	68
	450	542

Long-Term Debt (net of current portion)	1,652	1,652

Other Liabilities
Deferred income taxes	679	640
Regulatory liabilities	696	712
Asset retirement obligations	167	163
Accrued pension liability — affiliates	89	90
Accrued postretirement liability — affiliates	4	4
Other	33	33
	1,668	1,642
Commitments and Contingencies (Note 10)

Shareholder's Equity
Common stock ($1 par value, 15,100,000 shares authorized, and 10,300,000 shares issued and outstanding for both periods)	989	989
Retained earnings	917	863
Total Shareholder's Equity	1,906	1,852
Total Liabilities and Shareholder's Equity	$5,676	$5,688

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
	June 30,
	2020	2019
	(In millions)
Operating Activities
Net Income	$122	$159
Adjustments to reconcile Net Income to Net cash from operating activities:
Depreciation and amortization	74	69
Allowance for equity funds used during construction	(1)	(1)
Deferred income taxes	34	12
Asset (gains) losses and impairments, net	14	—
Changes in assets and liabilities:
Accounts receivable, net	126	141
Inventories	9	20
Prepaid pension costs — affiliates	(12)	(10)
Prepaid postretirement benefit costs — affiliates	(16)	(15)
Accounts payable	(4)	(19)
Gas inventory equalization	29	45
Accrued pension liability — affiliates	(1)	1
Regulatory assets and liabilities	25	5
Other current and noncurrent assets and liabilities	21	35
Net cash from operating activities	420	442
Investing Activities
Plant and equipment expenditures	(218)	(221)
Notes receivable and other	1	4
Net cash used for investing activities	(217)	(217)
Financing Activities
Short-term borrowings, net — other	(94)	(186)
Short-term borrowings, net — affiliate	—	23
Dividends paid on common stock	(68)	(61)
Net cash used for financing activities	(162)	(224)
Net Increase in Cash and Cash Equivalents	41	1
Cash and Cash Equivalents at Beginning of Period	1	—
Cash and Cash Equivalents at End of Period	$42	$1

Supplemental disclosure of non-cash investing and financing activities
Plant and equipment expenditures in accounts payable	$57	$58

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Changes in Shareholder's Equity (Unaudited)

	Common Stock		Additional Paid-in Capital	Retained Earnings
	Shares	Amount			Total
	(Dollars in millions, shares in thousands)
Balance, December 31, 2019	10,300	$10	$979	$863	$1,852
Net Income	—	—	—	120	120
Dividends declared on common stock	—	—	—	(33)	(33)
Balance, March 31, 2020	10,300	10	979	950	1,939
Net Income	—	—	—	2	2
Dividends declared on common stock	—	—	—	(35)	(35)
Balance, June 30, 2020	10,300	10	979	917	1,906

	Common Stock		Additional Paid-in Capital	Retained Earnings
	Shares	Amount			Total
	(Dollars in millions, shares in thousands)
Balance, December 31, 2018	10,300	$10	$859	$799	$1,668
Net Income	—	—	—	151	151
Dividends declared on common stock	—	—	—	(31)	(31)
Balance, March 31, 2019	10,300	10	859	919	1,788
Net Income	—	—	—	8	8
Dividends declared on common stock	—	—	—	(30)	(30)
Balance, June 30, 2019	10,300	10	859	897	1,766

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited)

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION
Corporate Structure
DTE Gas is a public utility engaged in the purchase, storage, transportation, distribution, and sale of natural gas to approximately 1.3 million customers throughout Michigan and the sale of storage and transportation capacity. The Company is regulated by the MPSC and certain activities are regulated by the FERC. In addition, the Company is regulated by other federal and state regulatory agencies including the EPA and EGLE.
Basis of Presentation
The Consolidated Financial Statements should be read in conjunction with the Notes to Consolidated Financial Statements included in the Company's 2019 Consolidated Financial Statements furnished on Form 8-K.
The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require management to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the Company's estimates.
The Consolidated Financial Statements are unaudited but, in the Company's opinion include all adjustments necessary to present a fair statement of the results for the interim periods. All adjustments are of a normal recurring nature, except as otherwise disclosed in these Consolidated Financial Statements and Notes to Consolidated Financial Statements. Financial results for this interim period are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year ending December 31, 2020.
Certain prior year balances were reclassified to match the current year's Consolidated Financial Statements presentation.
Principles of Consolidation
The Company consolidates all majority-owned subsidiaries and investments in entities in which it has controlling influence. Non-majority owned investments are accounted for using the equity method when the Company is able to significantly influence the operating policies of the investee. When the Company does not influence the operating policies of an investee, the cost method is used. The Company eliminates all intercompany balances and transactions.
The Company evaluates whether an entity is a VIE whenever reconsideration events occur. The Company consolidates VIEs for which it is the primary beneficiary. If the Company is not the primary beneficiary and an ownership interest is held, the VIE is accounted for under the equity method of accounting. When assessing the determination of the primary beneficiary, the Company considers all relevant facts and circumstances, including: the power, through voting or similar rights, to direct the activities of the VIE that most significantly impact the VIE's economic performance and the obligation to absorb the expected losses and/or the right to receive the expected returns of the VIE. The Company performs ongoing reassessments of all VIEs to determine if the primary beneficiary status has changed.
The Company holds a variable interest in NEXUS through purchases under a long-term transportation capacity contract. NEXUS, a joint venture with a subsidiary of DTE Energy, owns a 256-mile pipeline to transport Utica and Marcellus shale gas to Ohio, Michigan, and Ontario market centers. NEXUS is a VIE as it has insufficient equity at risk to finance its activities. The Company is not the primary beneficiary, as the power to direct significant activities is shared between the owners of the equity interests.
As of June 30, 2020, the carrying amount of liabilities in the Company's Consolidated Statements of Financial Position that relate to its variable interest under the long-term contract are primarily related to working capital accounts and generally represent the amounts owed by the Company for transportation associated with the current billing cycle under the contract. The Company has not provided any significant form of financial support associated with the long-term contract. There is no material potential exposure to loss as a result of the Company's variable interest through the long-term contract.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
Income Taxes
The interim effective tax rates of DTE Gas are as follows:

	Effective Tax Rate
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
DTE Gas	43%	33%	23%	25%
The tax rates are affected by estimated annual permanent items, including AFUDC equity and other flow-through items, as well as discrete items that may occur in any given period, but are not consistent from period to period.
The 10% increase in the effective tax rate for the three months ended June 30, 2020 was primarily due to a higher effective tax rate adjustment and lower forecasted permanent deductions, partially offset by higher amortization of the TCJA regulatory liability in 2020. The 2% decrease in the effective tax rate for the six months ended June 30, 2020 was primarily due to higher amortization of the TCJA regulatory liability in 2020.
The Company had income tax receivables with DTE Energy of $27 million at June 30, 2020 and $30 million at December 31, 2019.
In March 2020, the "Coronavirus Aid, Relief, and Economic Security Act" (CARES Act) was signed into law and included several significant changes to the Internal Revenue Code. The CARES Act includes certain tax relief provisions applicable to the Company including the employee retention credit and delayed payment of employer payroll taxes.
The Company filed a claim for employee retention credits of $3 million, which is included in Taxes other than income in the Consolidated Statements of Operations for the three and six months ended June 30, 2020. The Company also deferred employer payroll taxes of $2 million, increasing the amount of Current Liabilities - Other on the Consolidated Statements of Financial Position as of June 30, 2020.
Allocated Stock-Based Compensation
The Company received an allocation of costs from DTE Energy associated with stock-based compensation of $2 million and $3 million for the three months ended June 30, 2020 and 2019, respectively, while such allocation was $4 million and $6 million for the six months ended June 30, 2020 and 2019, respectively.
Financing Receivables
The Company monitors the credit quality of financing receivables on a regular basis by reviewing credit quality indicators and monitoring for trigger events, such as a credit rating downgrade or bankruptcy. Credit quality indicators include, but are not limited to, ratings by credit agencies where available, collection history, collateral, counterparty financial statements and other internal metrics. Utilizing such data, the Company has determined three internal grades of credit quality. Internal grade 1 includes financing receivables for counterparties where credit rating agencies have ranked the counterparty as investment grade. To the extent credit ratings are not available, the Company utilizes other credit quality indicators to determine the level of risk associated with the financing receivable. Internal grade 1 may include financing receivables for counterparties for which credit rating agencies have ranked the counterparty as below investment grade, however, due to favorable information on other credit quality indicators, the Company has determined the risk level to be similar to that of an investment grade counterparty. Internal grade 2 includes financing receivables for counterparties with limited credit information and those with a higher risk profile based upon credit quality indicators. Internal grade 3 reflects financing receivables for which the counterparties have the greatest level of risk, including those in bankruptcy status.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)
The following represents the Company's financing receivables by year of origination, classified by internal grade of credit risk. The related credit quality indicators and risk ratings utilized to develop the internal grades have been updated through June 30, 2020.

	Year of origination
	2020	2019	2018 and prior	Total
	(In millions)
Notes receivable, internal grade 2(a)	$1	$3	$5	$9
Net investment in leases, internal grade 1(b)	$—	$—	$42	$42
_______________________________________
(a)Noncurrent portion included in Other Assets — Other on the Consolidated Statements of Financial Position.
(b)Current portion included in Current Assets — Other on the Consolidated Statements of Financial Position.
The allowance for doubtful accounts on accounts receivable for the Company is generally calculated using an aging approach that utilizes rates developed in reserve studies. The Company establishes an allowance for uncollectible accounts based on historical losses and management's assessment of existing and future economic conditions, customer trends and other factors. Customer accounts are generally considered delinquent if the amount billed is not received by the due date, which is typically in 21 days, however, factors such as assistance programs may delay aggressive action. The Company generally assesses late payment fees on trade receivables based on past-due terms with customers. Customer accounts are written off when collection efforts have been exhausted. The time period for write-off is 150 days after service has been terminated.
The allowance for doubtful accounts for other receivables is generally calculated based on specific review of probable future collections based on receivable balances generally in excess of 30 days. Existing and future economic conditions, customer trends and other factors are also considered. Receivables are written off on a specific identification basis and determined based upon the specific circumstances of the associated receivable.
Notes receivable, or financing receivables, are primarily comprised of finance lease receivables and loans that are included in Notes Receivable and Other current assets on the Consolidated Statements of Financial Position.
Notes receivable are typically considered delinquent when payment is not received for periods ranging from 60 to 120 days. The Company ceases accruing interest (nonaccrual status), considers a note receivable impaired, and establishes an allowance for credit loss when it is probable that all principal and interest amounts due will not be collected in accordance with the contractual terms of the note receivable. In determining the allowance for credit losses for notes receivable, the Company considers the historical payment experience and other factors that are expected to have a specific impact on the counterparty's ability to pay including existing and future economic conditions.
The following table presents a roll-forward of the activity for the Company's financing receivables credit loss reserves as of June 30, 2020.

	Trade accounts receivable	Other receivables	Total
	(In millions)
Beginning reserve balance, January 1, 2020	$29	$3	$32
Current period provision	23	—	23
Write-offs charged against allowance	(33)	(1)	(34)
Recoveries of amounts previously written off	11	—	11
Ending reserve balance, June 30, 2020	$30	$2	$32
The Company has been monitoring the impacts from the COVID-19 pandemic on our customers and various counterparties. As of June 30, 2020, the allowance for doubtful accounts has been increased by $3 million to account for additional risk related to the pandemic.
In April 2020, the MPSC issued an order in response to the COVID-19 pandemic and authorized the deferral of certain uncollectible expense that is in excess of the amount used to set current rates. As a result of this order, $2 million of uncollectible expense was deferred as Regulatory assets during the second quarter of 2020. Refer to Note 5 to the Consolidated Financial Statements, "Regulatory Matters," for further information regarding the order.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)
Uncollectible expense was $7 million and $22 million for the three and six months ended June 30, 2020, respectively, which is primarily comprised of the current period provision adjusted for the regulatory deferral. Uncollectible expense was $9 million and $22 million for the three and six months ended June 30, 2019, respectively.
There are no past due financing receivables for the Company as of June 30, 2020.

NOTE 3 — NEW ACCOUNTING PRONOUNCEMENTS
Recently Adopted Pronouncements
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended. The amendments in this update have replaced the previous incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information, including forecasts, to develop credit loss estimates. The ASU requires entities to use the new methodology to measure impairment of financial instruments, including accounts receivable, and may result in earlier recognition of credit losses than under previous generally accepted accounting principles. Entities must apply the new guidance as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The Company adopted the standard effective January 1, 2020. The adoption of the ASU did not have an impact on the Company's financial position or results of operations. Additional required disclosures have been included in Note 2 to the Consolidated Financial Statements, “Significant Accounting Policies”.
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurements (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this update modify the disclosure requirements on fair value measurements in Topic 820. The Company adopted the ASU effective January 1, 2020; however, no disclosure changes were deemed necessary for DTE Gas through June 30, 2020.  To the extent any disclosure changes required by the ASU are applicable for future periods, they will be incorporated into Note 6 to the Consolidated Financial Statements, "Fair Value".
In August 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. The amendments in this update align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal use software license). The Company adopted the standard effective January 1, 2020 using the prospective approach. The adoption of the ASU did not have an impact on the Company's Consolidated Financial Statements. On a prospective basis, costs within the scope of this amendment will be accounted for consistent with any underlying service contracts. Capitalized implementation costs will be reflected in Other noncurrent assets on the Consolidated Statements of Financial Position and amortization of these costs will be reflected in Operation and maintenance within the Consolidated Statements of Operations. Cash flow activity will be reflected in the Other current and noncurrent assets and liabilities line within the Operating Activities section of the Consolidated Statements of Cash Flows.
In August 2018, the FASB issued ASU No. 2018-14, Compensation — Retirement Benefits — Defined Benefit Plans (Subtopic 715-20): Disclosure Framework — Changes to the Disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans. The amendments in this update modify the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans. The Company adopted the ASU effective January 1, 2020. The required disclosures for this ASU will be reflected in the 2020 year-end financial statements.
In October 2018, the FASB issued ASU No. 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities. The amendments in this update modify the requirements for determining whether fees paid to a decision maker or service provider are variable interests and require reporting entities to consider indirect interests held through related parties under common control on a proportional basis. The Company adopted the ASU effective January 1, 2020. The adoption of the ASU did not have a significant impact on the Company's Consolidated Financial Statements.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)
Recently Issued Pronouncements
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740) - Simplifying the Accounting for Income Taxes. The amendments in this update simplify the accounting for income taxes by removing certain exceptions, and clarifying certain requirements regarding franchise taxes, goodwill, consolidated tax expenses, and annual effective tax rate calculations. The ASU is effective for the Company for fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company is currently assessing the impact of this standard on its Consolidated Financial Statements.
In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848) - Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The amendments in this update provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The ASU is effective for the Company beginning March 12, 2020 through December 31, 2022. The Company is currently assessing the impact of this standard on its Consolidated Financial Statements.

NOTE 4 — REVENUE
Disaggregation of Revenue
The following is a summary of disaggregated revenues for the Company:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(In millions)
Gas sales	$167	$159	$554	$628
End User Transportation	43	42	120	123
Intermediate Transportation	16	15	42	41
Other(a)	23	23	66	84
Total Gas operating revenues(b)	$249	$239	$782	$876
_______________________________________
(a)Includes revenue adjustments related to various regulatory mechanisms.
(b)Includes $2 million under Alternative Revenue Programs for the six months ended June 30, 2020 and $3 million and $5 million of other revenues for the three and six months ended June 30, 2020, respectively, which are all outside the scope of Topic 606. For prior period, revenues include $3 million under Alternative Revenue Programs for the six months ended June 30, 2019 and $2 million and $4 million of other revenues for the three and six months ended June 30, 2019, respectively, which are all outside the scope of Topic 606.
Transaction Price Allocated to the Remaining Performance Obligations
In accordance with optional exemptions available under Topic 606, the Company did not disclose the value of unsatisfied performance obligations for (1) contracts with an original expected length of one year or less, (2) with the exception of fixed consideration, contracts for which revenue is recognized at the amount to which the Company has the right to invoice for goods provided and services performed, and (3) contracts for which variable consideration relates entirely to an unsatisfied performance obligation.
Such contracts consist of varying types of performance obligations, including the supply and delivery of energy related products and services. Contracts with variable volumes and/or variable pricing have also been excluded as the related consideration under the contract is variable at inception of the contract. Contract lengths vary from cancelable to multi-year.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)
The Company expects to recognize revenue for the following amounts related to fixed consideration associated with remaining performance obligations in each of the future periods noted:

(In millions)
2020	$48
2021	94
2022	85
2023	67
2024	57
2025 and thereafter	391
$742

NOTE 5 — REGULATORY MATTERS
2020 COVID-19 Response
In response to the COVID-19 pandemic, the MPSC issued an order on April 15, 2020 to provide guidance and direction to utilities and other stakeholders on topics including customer protections and affordability, utility accounting, regulatory activities, energy assistance, and energy waste reduction and demand response continuity.  The order authorizes the deferral of uncollectible expense that is in excess of the amount used to set current rates effective March 24, 2020, the date of Michigan's executive order to "Stay Home, Stay Safe".  The Company implemented the deferral in the second quarter 2020. Refer to Note 2 to the Consolidated Financial Statements, "Significant Accounting Policies" for the impact to uncollectible expense for the period. On July 23, 2020, the MPSC further ordered that utilities seeking to recover COVID-19 related expenses beyond uncollectible expense may make an informational filing no later than November 2, 2020. The Company will evaluate this order and continue to monitor MPSC activities involving COVID-19.
2019 Rate Case Filing
DTE Gas filed a rate case with the MPSC on November 25, 2019 requesting an increase in base rates of $204 million based on a projected twelve-month period ending September 30, 2021.  The requested increase in base rates is primarily due to an increase in net plant resulting from infrastructure investments and operating and maintenance expenses.  The rate filing also requests an increase in return on equity from 10.0% to 10.5% and includes projected changes in sales and working capital.
On July 17, 2020, DTE Gas reached a settlement with all intervening parties in the case and filed a settlement agreement authorizing the company to increase base rates by $110 million, reflecting a return on equity of 9.9%. The resulting rates are a net increase to customers of $51 million as an existing Infrastructure Recovery Mechanism (IRM) surcharge will be rolled into the new base rates. The settlement agreement also approved a $20 million annual increase to amortization of the regulatory liability for non-plant accumulated deferred income tax balances resulting from the TCJA. This increased amortization will cease upon DTE Gas receiving its next rate order. Pending MPSC approval of the settlement agreement, which is expected by September 2020, DTE Gas will implement the increases to rates and amortization effective October 1, 2020. In addition, the settlement agreement disallowed capitalized expenditures related to incentive compensation previously recorded during 2018-2020. In anticipation of the disallowance, DTE Gas recorded an adjustment of $14 million to Asset (gains) losses and impairment, net on the Consolidated Statements of Operations during the second quarter 2020.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)
NOTE 6 — FAIR VALUE
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants use in pricing assets or liabilities. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company makes certain assumptions it believes that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. Credit risk of the Company and its counterparties is incorporated in the valuation of assets and liabilities through the use of credit reserves, the impact of which was immaterial at June 30, 2020 and December 31, 2019. The Company believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.
A fair value hierarchy has been established that prioritizes the inputs to valuation techniques used to measure fair value in three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. All assets and liabilities are required to be classified in their entirety based on the lowest level of input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input may require judgment considering factors specific to the asset or liability and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The Company classifies fair value balances based on the fair value hierarchy defined as follows:
•Level 1 — Consists of unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date.
•Level 2 — Consists of inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.
•Level 3 — Consists of unobservable inputs for assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.
As of June 30, 2020, the Company had $46 million of cash equivalents recorded at fair value and classified as Level 1 assets, of which $42 million was included in Cash and cash equivalents and $4 million in Other investments on the Consolidated Statements of Financial Position. At December 31, 2019, the Company had $4 million of cash equivalents recorded at fair value and classified as Level 1 assets, which was included in Other investments on the Consolidated Statements of Financial Position.
The following table presents the carrying amount and fair value of financial instruments:

	June 30, 2020				December 31, 2019
	Carrying	Fair Value			Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Amount	Level 1	Level 2	Level 3
	(In millions)
Notes receivable — affiliates	$1	$—	$—	$1	$1	$—	$—	$1
Notes receivable — other(a), excluding lessor finance leases	$9	$—	$—	$9	$9	$—	$—	$9
Short-term borrowings — other	$100	$—	$100	$—	$194	$—	$194	$—
Long-term debt(b)	$1,702	$—	$359	$1,651	$1,702	$—	$734	$939
_______________________________________
(a)Noncurrent portion included in Other Assets — Other on the Consolidated Statements of Financial Position.
(b)Includes debt due within one year, unamortized debt discounts, and issuance costs.
For further fair value information on financial and derivative instruments, see Note 7 to the Consolidated Financial Statements, "Financial and Other Derivative Instruments."

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)
NOTE 7 — FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS
The Company recognizes all derivatives at their fair value as Derivative assets or liabilities on the Consolidated Statements of Financial Position unless they qualify for certain scope exceptions, including the normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge); or as hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For cash flow hedges, the derivative gain or loss is deferred in Accumulated other comprehensive income (loss) and later reclassified into earnings when the underlying transaction occurs. For fair value hedges, changes in fair values for the derivative and hedged item are recognized in earnings each period. For derivatives that do not qualify or are not designated for hedge accounting, changes in fair value are recognized in earnings each period.
The Company's primary market risk exposure is associated with commodity prices, credit, and interest rates. The Company has risk management policies to monitor and manage market risks. The Company purchases, stores, transports, distributes, and sells natural gas, and buys and sells transportation and storage capacity. The Company has fixed-priced contracts for portions of its expected natural gas supply requirements through March 2023. Substantially all of these contracts meet the normal purchases and normal sales exception and are therefore accounted for under the accrual method. Forward transportation and storage contracts are generally not derivatives and are therefore accounted for under the accrual method.

NOTE 8 — LONG-TERM DEBT
In May 2020, DTE Gas agreed to issue $125 million of 2.35% First Mortgage Bonds due September 1, 2030 and $125 million of 3.20% First Mortgage Bonds due September 1, 2050 to a group of institutional investors in a private placement transaction. These bonds are expected to close and fund in August 2020. Proceeds will be used for the repayment of short-term borrowings and general corporate purposes.

NOTE 9 — SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS
The Company has a $300 million unsecured revolving credit agreement that can be used for general corporate borrowings but is intended to provide liquidity support for the Company's commercial paper program. Borrowings under the revolver are available at prevailing short-term interest rates. The facility will expire in April 2024. As of June 30, 2020, the Company did not have any commercial paper or revolver borrowings outstanding.
In April 2020, the Company entered into a $100 million unsecured term loan to raise additional liquidity, of which the full $100 million has been drawn and is outstanding as of June 30, 2020. The term loan expires in April 2021 and has terms consistent with the unsecured revolving credit agreement.
The unsecured revolving credit agreement requires the Company to maintain a total funded debt to capitalization ratio of no more than 0.65 to 1. In the agreement, "total funded debt" means all indebtedness of the Company and its consolidated subsidiaries, including finance lease obligations, hedge agreements, and guarantees of third parties' debt, but excluding contingent obligations, nonrecourse and junior subordinated debt, and, except for calculations at the end of the second quarter, certain short-term debt. "Capitalization" means the sum of (a) total funded debt plus (b) "consolidated net worth," which is equal to consolidated total equity of the Company and its consolidated subsidiaries (excluding pension effects under certain FASB statements), as determined in accordance with accounting principles generally accepted in the United States of America. At June 30, 2020, the total funded debt to total capitalization ratio for the Company was 0.47 to 1 and was in compliance with this financial covenant.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)
NOTE 10 — COMMITMENTS AND CONTINGENCIES
Environmental
Air — In June 2020, DTE Energy expanded its long-term goal of net zero emissions to include DTE Gas, including a commitment to reduce greenhouse gas emissions to net zero by 2050 from procurement of natural gas through delivery. In addition, DTE Gas committed to partner with customers to help them reduce greenhouse gas emissions through energy efficiency and participation in a voluntary emissions offset program. Further details of the DTE Gas net zero goal will emerge as the Company evaluates strategies and technologies for reducing emissions.
Contaminated and Other Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke, or oil. The facilities, which produced gas, have been designated as MGP sites. The Company owns or previously owned, 14 former MGP sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. Cleanup of eight of the MGP sites is complete, and the sites are closed. The Company has also completed partial closure of four additional sites. Cleanup activities associated with the remaining sites will continue over the next several years. The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. In addition to the MGP sites, the Company is also in the process of cleaning up other contaminated sites, including gate stations, gas pipeline releases, and underground storage tank locations. At June 30, 2020 and December 31, 2019, the Company had $24 million and $25 million, respectively, accrued for remediation. Any change in assumptions, such as remediation techniques, nature and extent of contamination, and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company's financial position and cash flows. The Company anticipates the cost amortization methodology approved by the MPSC, which allows for amortization of the MGP costs over a ten-year period beginning with the year subsequent to the year the MGP costs were incurred, will prevent the associated investigation and remediation costs from having a material adverse impact on the Company's results of operations.
Guarantees
In certain limited circumstances, the Company enters into contractual guarantees. The Company may guarantee another entity’s obligation in the event it fails to perform and may provide guarantees in certain indemnification agreements. The Company may also provide indirect guarantees for the indebtedness of others.
Labor Contracts
There are several bargaining units for the Company's approximate 1,200 represented employees. The majority of the represented employees are under contracts that expire in 2021.
Purchase Commitments
The Company has made certain commitments in connection with 2020 annual capital expenditures that are expected to be approximately $570 million.
COVID-19 Pandemic
The Company is actively monitoring the impact of the COVID-19 pandemic on supply chains, markets, counterparties, and customers, and any related impacts on operating costs, customer demand, and recoverability of assets that could materially impact the Company's financial results.
The uncertainty around COVID-19 and its impact has contributed to volatility in financial markets. For the Company's non-qualified benefit plan trust for which gains and losses affect earnings, the impact to financial markets resulted in pre-tax investment gains of $2 million and losses of $1 million for the three and six months ended June 30, 2020, respectively.
COVID-19 has also resulted in higher costs for personal protective equipment and other health and safety related matters, including shift premiums and related expenses associated with the sequestration of certain employees critical to continued operations. These costs did not result in a significant change in the Company's operation and maintenance expenses for the three and six months ended June 30, 2020, relative to the comparable prior period.
Additionally, as discussed in Note 2, "Significant Accounting Policies", the allowance for doubtful accounts was increased due to additional risk relating to COVID-19. A portion of this increase has been deferred as Regulatory assets and the net impact to uncollectible expense was not material.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)
In consideration of these limited impacts and any expected impacts to future performance and cash flows resulting from the COVID-19 pandemic, there have been no material adjustments or reserves deemed necessary to the Consolidated Financial Statements as of June 30, 2020.
The Company cannot predict the future impacts of the COVID-19 pandemic on the Consolidated Financial Statements, as developments involving COVID-19 and its related effects on economic and operating conditions remain highly uncertain.
Other Contingencies
The Company is involved in certain other legal, regulatory, administrative, and environmental proceedings before various courts, arbitration panels, and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, additional environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. The Company cannot predict the final disposition of such proceedings. The Company regularly reviews legal matters and records provisions for claims that it can estimate and are considered probable of loss. The resolution of these pending proceedings is not expected to have a material effect on the Consolidated Financial Statements in the periods they are resolved.
For a discussion of contingencies related to regulatory matters, see Note 5 to the Consolidated Financial Statements, "Regulatory Matters."

NOTE 11 — RETIREMENT BENEFITS AND TRUSTEED ASSETS
The Company participates in various plans that provide defined benefit pension and other postretirement benefits for DTE Energy and its affiliates. The plans are sponsored by the LLC and cover substantially all employees of the Company. The Company accounts for its participation in the represented qualified pension plan by applying single-employer accounting. Non-represented participation in qualified and non-qualified pension plans is accounted for by applying multiemployer accounting. Participation in other postretirement benefit plans is accounted for by applying multiple-employer accounting. Within multiemployer and multiple-employer plans, participants pool plan assets for investment purposes and to reduce the cost of plan administration. The primary difference between plan types is assets contributed in multiemployer plans can be used to provide benefits for all participating employers, while assets contributed within a multiple-employer plan are restricted for use by the contributing employer. Plan participants of all plans are solely DTE Energy and affiliate participants.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)
The following table details the components of net periodic benefit costs (credits) for represented pension benefits and other postretirement benefits:

	Pension Benefits		Other Postretirement Benefits
	2020	2019	2020	2019
	(In millions)
Three Months Ended June 30,
Service cost	$3	$3	$1	$2
Interest cost	5	6	3	4
Expected return on plan assets	(9)	(9)	(10)	(10)
Amortization of:
Net actuarial loss	5	3	2	1
Prior service credit	—	—	(1)	(1)
Net periodic benefit cost (credit)	$4	$3	$(5)	$(4)

	Pension Benefits		Other Postretirement Benefits
	2020	2019	2020	2019
	(In millions)
Six Months Ended June 30,
Service cost	$7	$6	$3	$3
Interest cost	11	12	6	8
Expected return on plan assets	(19)	(18)	(20)	(20)
Amortization of:
Net actuarial loss	9	6	3	1
Prior service credit	—	—	(3)	(1)
Net periodic benefit cost (credit)	$8	$6	$(11)	$(9)
DTE Energy's subsidiaries accounted for under multiemployer guidance are responsible for their share of qualified and nonqualified pension benefit costs. The Company's allocated portion of pension benefit costs for non-represented plans included in capital expenditures and regulatory liabilities were $1 million for the three and six months ended June 30, 2020 and 2019. These amounts include recognized contractual termination benefit charges, curtailment gains, and settlement charges.
Pension and Other Postretirement Contributions
At the discretion of management, and depending upon economic and financial market conditions, the Company anticipates making up to $22 million in contributions to the pension plans during 2020. The Company does not anticipate making contributions to the other postretirement benefit plans in 2020.